ENGINEERING SERVICES AGREEMENT

THIS AGREEMENT, made and entered into effective this 13th day of August, 2014 by and between TRANSACT Energy Corp, a Nevada corporation having an office and place of business at San Antonio, TX along with any of its subsidiaries or affiliates, hereinafter referred to as "TRANSACT", and [redacted] Technologies ABN: [redacted] an Australian corporation having principal offices at [redacted], NSW [redacted], hereinafter referred to as "ENGINEER GROUP".

Collectively, TRANSACT and the Engineer Group are the "Parties" individually referred to as a "Party".

WITNESSETH THAT:

WHEREAS, TRANSACT desires to have ENGINEER GROUP provide engineering, and other services, as attached hereto as Exhibit "A" hereinafter referred to as the "Work" in connection with the installation of a new proprietary, zero emissions (to land, air and water), high efficiency, municipal scale, waste processing facility that converts 100% of the waste stream into marketable products, and

WHEREAS, the ENGINEER GROUP has the resources, technically competent personnel and the desire to undertake the Work, and

WHEREAS, the parties hereto desire that the Work be performed on the basis of the reimbursable or lump sum terms provided herein,

NOW THEREFORE, TRANSACT and ENGINEER GROUP, for and in consideration of the mutual covenants and agreements herein contained, agree as follows;

ARTICLE 1. DEFINITION OF THE WORK

1.1 The Work to be provided by ENGINEER GROUP under this Agreement shall consist of services such as engineering, project management and other services to the extent mutually agreed upon by TRANSACT and ENGINEER GROUP as per Exhibit "A"-Scope of Work attached.

1.2 For each separate assignment to be included under the provisions of this Agreement, a definition of the Scope of Work involved, hereinafter referred to as a "Work Release" shall be determined to the mutual satisfaction of both parties. The definition needs to clearly describe what is being done and at what point the parties agree a separate assignment is complete. ENGINEER GROUP shall advise TRANSACT of its anticipated schedule for execution of the Work and shall present to TRANSACT its estimate of Reimbursable Costs, as hereinafter defined, to be incurred in performance of the Work.

1.3 All Work shall be performed in accordance with this Agreement and the applicable Work Release. In the event of conflict among any of the Work Release documents, the document bearing the latest date shall govern. In the event of conflict between the Articles of this Agreement and any of the Work Releases, the Articles of this Agreement shall govern.

ARTICLE 2. TIME OF PERFORMANCE

ENGINEER GROUP shall initiate Work immediately upon notice by TRANSACT to do so and shall

exert all reasonable efforts to complete same by the date mutually agreed upon.

ARTICLE 3. COMPLETION OF WORK

Upon completion of the Work, as per the aforementioned Work Release, ENGINEER GROUP shall notify TRANSACT in writing that the Work is complete. TRANSACT shall, within five (5) working days after receipt of such notice, confirm in writing to ENGINEER GROUP that the Work is complete or notify ENGINEER GROUP of the respects in which the Work is not complete. ENGINEER GROUP shall then immediately take the necessary steps to accomplish the incomplete aspects of the Work brought to its attention by TRANSACT; upon the conclusion of which, TRANSACT shall issue to ENGINEER GROUP a notice of completion of Work. Failure to notify ENGINEER GROUP within the aforementioned ten (10) working day period shall be deemed acceptance by TRANSACT of the completed Work. ENGINEER GROUP'S warranty obligations under ARTICLE 10 - RESPONSIBILITY OF ENGINEER GROUP hereof shall commence upon completion and acceptance of the Work.

ARTICLE 4. COMPENSATION TO ENGINEER GROUP

4.1 TRANSACT shall, as provided herein and in Exhibit "C" (Schedule of Rates), reimburse ENGINEER GROUP for all approved man hours, costs, expenses and charges incurred acting reasonably by ENGINEER GROUP in the execution of the Work, hereinafter referred to as "Reimbursable Costs".

4.2 ENGINEER GROUP shall also from time to time perform its services (as defined in the Work Release) for lump sum prices as agreed to by the Parties. ENGINEER GROUP shall invoice TRANSACT in accordance with its "Schedule for Payments" defined in the Work Release for such services.

4.3 Should TRANSACT require additional services of ENGINEER GROUP, ENGINEER GROUP shall provide any such services on a lump sum or reimbursable cost basis as agreed by the Parties. Lump sum changes shall be performed in accordance with Article 18 herein. Any such services performed on a reimbursable cost basis shall be done in accordance with ENGINEER GROUP's Schedule of Rates, attached hereto as Exhibit "C" and as agreed in writing by the Parties.

ARTICLE 5. INVOICING AND PAYMENT

5.1 An initial advance payment of thirty thousand ($30,000.00) will be made by TRANSACT at the Kick-Off Meeting to cover ENGINEER GROUP's estimated Reimbursable Costs anticipated during the first month of Work. In addition, at the first of each month, ENGINEER GROUP will submit an advance invoice covering all Reimbursable Costs expected to be incurred by ENGINEER GROUP in the subsequent month. Payment will be due in Engineer Group Bank by the 20th of the month in which the invoice is submitted.

5.2 ENGINEER GROUP shall prepare a reconciliation of that month's estimated cost to the actual cost incurred. The difference shall be debited or credited in future invoices. This process shall be repeated each month until the end of the reactor project. The fees and associated costs have to be directly related to costs that have been approved in this contract or subsequent submissions approved by TRANSACT in writing.

5.3 All payments shall be made by TRANSACT to ENGINEER GROUP via wire transfer by the 20th of the month in which the invoice is submitted. Any delinquent payment shall earn interest at the rate of one percent (1%) per month until paid, but not to exceed the maximum contract rate

permitted by the applicable usury laws in the state where the Work is performed.

5.4 If any invoiced items are disputed, payment of the undisputed items shall be made within ten (10) calendar days of receipt, and any payment resulting from resolution of a dispute will be due within ten (10) calendar days of resolution of the dispute. The existence of minor errors or inconsistencies in any of ENGINEER GROUP'S invoices shall not be cause for delay of payment. TRANSACT shall inform ENGINEER GROUP of such errors or inconsistencies and ENGINEER GROUP shall correct same on its next invoice by credit or debit to TRANSACT.

5.5 TRANSACT shall make prompt payments to third parties upon receipt of invoices for any purchases made or work authorized by ENGINEER GROUP and agreed to in writing by TRANSACT for TRANSACT pursuant to Section 1.1 of ARTICLE 1 - DEFINITION OF THE WORK hereof, it being understood and agreed that payments under purchase orders or contracts/subcontracts entered into by ENGINEER GROUP for TRANSACT and approved by TRANSACT are the sole responsibility of TRANSACT.

ARTICLE 6. TERMINATION

TRANSACT shall have the right to terminate the Work at any time upon written notice to ENGINEER GROUP. In the event of such termination, TRANSACT shall pay ENGINEER GROUP'S Reimbursable Costs incurred through the effective date of termination, plus any such payments due ENGINEER GROUP subsequent to that date in effecting orderly termination.

ARTICLE 7. RIGHT TO AUDIT

All of ENGINEER GROUP'S Reimbursable Cost records shall be subject to TRANSACT'S audit in ENGINEER GROUP'S offices at any time during regular business hours and upon reasonable notice. TRANSACT'S own internal auditors may conduct any audit, however, if TRANSACT wishes to employ an outside consultant they must be a Certified Internal Auditor ("CIA") as designated by The Institute of Internal Auditors ("The IIA"). The makeup of ENGINEER GROUP'S fixed or percentage rates and standard allowances shall be auditable. ENGINEER GROUP shall maintain a true and correct set of records pertaining to Work performed hereunder and all transactions related thereto for a period of two (2) years after completion or termination of the Work.

ARTICLE 8. CONFIDENTIAL INFORMATION

8.1 ENGINEER GROUP shall treat as confidential all information furnished by TRANSACT which TRANSACT identifies as being confidential and shall return to TRANSACT, upon completion or termination of the Work or upon written notice by TRANSACT, all of the Confidential Information and copies, extracts or other reproductions thereof shall (to the extent technically practicable) be destroyed or returned to TRANSACT within fifteen (15) days of the ENGINEER GROUP's receipt of a written request from TRANSACT. The aforementioned does not apply to (i) a copy of any of the Confidential Information which the ENGINEER GROUP is required to retain in accordance with regulatory or internal ENGINEER GROUP compliance rules, or (ii) copies of any computer records or files containing the Confidential Information which have been created pursuant to automatic computer archiving or computer data back-up procedures. Confidential information furnished by TRANSACT shall not be disclosed by ENGINEER GROUP or any of its employees to any third party without the prior written consent of TRANSACT except as may be necessary in the performance of the Work. ENGINEER GROUP shall agree not to use said confidential information furnished it by TRANSACT except in connection with the Work. The foregoing obligations shall not apply to information that:

8.1.1 is or becomes available to the public through sources independent of or through no fault of ENGINEER GROUP, or

8.1.2 is in ENGINEER GROUP'S possession prior to the receipt of information from TRANSACT, or

8.1.3 is received by ENGINEER GROUP from a third party who has the right to disclose same, or

8.1.4 is independently developed by ENGINEER GROUP prior to being disclosed by TRANSACT to the Engineer Group and without the use or benefit of TRANSACT'S information.

8.2 ENGINEER GROUP'S obligations under this ARTICLE 8 with respect to any individual item of confidential information shall remain in effect for a period of three (3) years after receipt by ENGINEER GROUP of same.

ARTICLE 9. PATENT RIGHTS AND PATENT INDEMNITY

9.1 If any inventions are made by ENGINEER GROUP or its employees in the performance of the Work, or result there from before one (1) year after the expiration of this Agreement, ENGINEER GROUP shall promptly disclose same to TRANSACT and hereby grants to TRANSACT full ownership of such inventions.

9.2 TRANSACT shall be responsible for dealing with all claims of patent infringement related to processes or information supplied by TRANSACT, and shall indemnify and save ENGINEER GROUP harmless from and against any claims of infringement relating thereto except where the Engineer Group is the infringer and/or has directly facilitated the infringement through a third party. ENGINEER GROUP shall be responsible for dealing with all claims of patent infringement related solely to designs or methods supplied by ENGINEER GROUP, and shall indemnify and save TRANSACT harmless from and against any claim of infringement relating thereto except where the TRANSACT is the infringer and/or has directly facilitated the infringement through a third party..

ARTICLE 10. RESPONSIBILITY OF ENGINEER GROUP

10.1 ENGINEER GROUP warrants that it will perform its Work (whether engineering, project management services) in accordance with the standards of care and diligence normally practiced by recognized engineering firms in performing services of a similar nature. If, during the one (1) year period following completion or termination of ENGINEER GROUP'S Work, it is shown that these standards have not been met (the "Deficiency"), and TRANSACT has promptly notified ENGINEER GROUP in writing of such failure, ENGINEER GROUP shall perform, at its cost, such corrective services as may be necessary within the original scope of its services to remedy such deficiency. Where the Deficiency results in a bona fide' claim or claims against TRANSACT as established by a court of law having jurisdiction then the Engineer Group indemnifies TRANSACT of any and all said claims that are a result of the Deficiency.

This remedial obligation and indemnity related to the Deficiency shall constitute ENGINEER

GROUP'S sole liability and TRANSACT'S exclusive remedy with respect to ENGINEER GROUP'S Work and the activities (including engineering liaison and project management in the field) involved in its performance, irrespective of ENGINEER GROUP'S fault or negligence. When performing procurement services approved by TRANSACT, ENGINEER GROUP shall acquire the best available vendor and contractor warranties on behalf of TRANSACT, but shall not itself have any liability with respect to materials or equipment purchased or fabricated.

10.2 In the event ENGINEER GROUP personnel are seconded to TRANSACT as approved by TRANSACT, this 10.2 shall govern such assignment. ENGINEER GROUP shall use all reasonable efforts to ensure that ENGINEER GROUP personnel seconded to TRANSACT have the qualifications and experience levels specified by TRANSACT. Prior to being seconded to TRANSACT, ENGINEER GROUP personnel shall be informed as to the type of services which they will be expected to provide. Since ENGINEER GROUP personnel will work under the direction, supervision and control of TRANSACT, ENGINEER GROUP does not warrant the quality of the services performed or results obtained. If any ENGINEER GROUP personnel seconded hereunder are unsatisfactory to TRANSACT then, upon written notice from TRANSACT, ENGINEER GROUP shall, promptly remove such seconded personnel from TRANSACT'S assignment and use due diligence and its reasonable efforts to provide a satisfactory replacement to TRANSACT. All administrative costs associated with such removal of such seconded personnel shall be borne by ENGINEER GROUP, provided always, however, that all resulting reasonable and approved out-of-pocket costs shall be borne by TRANSACT. The foregoing shall constitute ENGINEER GROUP'S sole responsibility and TRANSACT'S sole remedy with respect to the qualitative performance of ENGINEER GROUP and its seconded personnel, irrespective of the fault or negligence of ENGINEER GROUP or its seconded personnel.

10.3 Nothing contained in this Agreement and no actions taken by the Parties under this Agreement shall constitute a partnership, joint venture, association or other co-operative entity between the Parties or authorize either Party to represent the other or to contract on behalf of the other Party. The ENGINEER GROUP is acting solely as an independent contractor and is not an agent of TRANSACT. Provided always, however, that if construction management or procurement services, if any, are performed by ENGINEER GROUP such services shall be performed as agent for TRANSACT.

ARTICLE 11. FORCE MAJEURE

If either party is rendered unable, wholly or in part, by force majeure to carry out its obligations under this Agreement, other than TRANSACT'S obligation to make payments hereunder, that party shall give to the other party prompt written notice of the force majeure with reasonably full particulars concerning it. Thereupon the obligations of the party giving notice, so far as they are affected by the force majeure, shall be suspended during, but no longer than, the continuance of the force majeure. The affected party shall use all reasonable diligence to remove the force majeure as quickly as possible. The term "force majeure", as herein employed, shall without limitation, mean an act of Nature, strike, lockout, or other industrial disturbance, act of the public enemy, war, blockage, public riot, lightning, fire, storm, flood, explosion, governmental restraint, or any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of the party claiming suspension. However, any additional costs incurred by ENGINEER GROUP to continue the Work and as agreed to in writing with the TRANSACT as a result of force majeure shall be considered Reimbursable Costs.

ARTICLE 12. INSURANCE AND RISK OF LOSS

12.1 ENGINEER GROUP shall maintain all accepted and required insurance coverage's acting reasonably as a group of engineering professionals given the scope of works being conducted within Australia and without limiting the foregoing the types and limits as follows, and shall, upon request, furnish certificates to TRANSACT evidencing such insurance:

(a) Workers Compensation Insurance

Insurance in respect of claims for personal injury to or death of any employee of the ENGINEER GROUP arising out of and in the course of such person's employment which shall comply with all relevant legislation. Limit of Indemnity of ten million dollars ($10,000,000) any one occurrence or series of occurrences arising out of one event or as legally required and amended from time to time within Australia.

(b) Public Liability Insurance

Insurance against liabilities for death of or injury to any person (other than any person in the employment of TRANSACT or the ENGINEER GROUP) or loss of or damage to any property (other than the Works, work executed and site materials) arising out of the carrying out of the Work, for a limit of indemnity of ten million dollars ($10,000,000) for any one occurrence or series of occurrences arising out of one event or as legally required and amended from time to time within Australia.

a. For all Work conducted under this Agreement at the ENGINEER GROUP's offices/lab Public Liability will be covered under the policy of the University of Wollongong;

b. All work conducted under this Agreement away from the ENGINEER GROUP's offices/lab will require separate Public Liability Insurance.

(c) Professional Indemnity Insurance

Professional Indemnity insurance cover with a limit of indemnity that shall be ten million dollars ($10,000,000) for each and every claim or as legally required and amended from time to time within Australia and that it will maintain such insurance with reputable insurers carrying on business in Australia from the date hereof until six (6) years after the expiry of the Defects Liability Period.

12.2 Anywhere the ENGINEER GROUP's insurance does not include umbrella coverage over its sub-contractors the ENGINEER GROUP shall require all of its subcontractors to carry coverage equal to or greater than the foregoing insurance requirements, as well as any other coverage that ENGINEER GROUP may consider necessary. Any deficiency in the coverage, policy limits, or endorsements of said subcontractors will be the sole responsibility of ENGINEER GROUP.

12.3 TRANSACT assumes responsibility for all loss of or damages to TRANSACT'S existing property, the cost of replacing the loss or repairing the damage to all materials, equipment and supplies purchased for permanent installation in or for use during construction of the facilities and for all personal injury (including death) to TRANSACT'S employees, and releases and undertakes to defend ENGINEER GROUP against any liability with respect thereto, howsoever such loss or damage shall occur, except for loss or damage caused by the fault or negligence of ENGINEER GROUP.

12.4 ENGINEER GROUP assumes responsibility for all loss of or damages to ENGINEER GROUP'S

existing property, and for all personal injury (including death) to ENGINEER GROUP'S employees, and releases and undertakes to defend TRANSACT against any liability with respect thereto, howsoever such loss or damage shall occur, except for loss or damage caused by the fault or negligence of TRANSACT.

ARTICLE 13. CONSEQUENTIAL LOSS EXCLUSION

Neither party hereto shall be responsible or held liable to the other for punitive, indirect, incidental or consequential damages, including without limitation, liability for loss of use of any new facilities arising out of the Work or of any existing property, loss of profits, loss of product or business interruption however the same may be caused.

ARTICLE 14. POLLUTION

ENGINEER GROUP IS RESPONSIBLE FOR ANY AND ALL LOSS, LIABILITY, COST OR DAMAGE ATTRIBUTABLE TO ANY RELEASE, POLLUTION OR CONTAMINATION (INCLUDING, WITHOUT LIMITATION, CONTROL, CONTAINMENT, CLEAN-UP AND REMOVAL) ARISING IN CONNECTION WITH THE PROPERTY OR OPERATIONS OF TRANSACT OR THE WORK AND SERVICES PROVIDED BY ENGINEER GROUP HEREUNDER, WHERE THE RELEASE, POLLUTION OR CONTAMINATION IS CAUSED BY THE FAULT OR NEGLIGENCE OF ENGINEER GROUP. ENGINEER GROUP AGREES TO RELEASE, PROTECT, DEFEND, INDEMNIFY AND HOLD HARMLESS TRANSACT FROM AND AGAINST ANY AND ALL LOSS, LIABILITY, COST OR DAMAGE ATTRIBUTABLE TO ANY RELEASE, POLLUTION OR CONTAMINATION EMANATING FROM TRANSACTS PROPERTY OR EQUIPMENT THAT IS CAUSED BY THE FAULT OR NEGLIGENCE OF ENGINEER GROUP.

ARTICLE 15. GOVERNING LAW

This Agreement shall be construed and the rights of the parties hereto shall be determined in accordance with the laws of Australia.

ARTICLE 16. ASSIGNMENTS AND SUBCONTRACTS

This Agreement shall not be assignable by either party without the prior written consent of the other party hereto, except that it may be assigned without such consent to the successor of either party or to a person, firm or corporation acquiring all or substantially all of the business and assets of such party. No assignment of this Agreement shall be valid until and unless this Agreement shall have been assumed by the assignee. When duly assigned in accordance with the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the assignee. Notwithstanding the foregoing, ENGINEER GROUP, at its sole option, may subcontract any portion of the Work to any affiliate of ENGINEER GROUP. In no case shall any such subcontract relieve ENGINEER GROUP of any of its obligations under this Agreement; provided, however, that if portions of the Work are so subcontracted, this Agreement sets forth the overall aggregate liability of ENGINEER GROUP, all subsidiary or parent organizations, and all related entities of any subsidiary or parent organization with respect to the Work, irrespective of fault or negligence, and the exculpatory and liability-limiting provisions contained herein shall, regardless of the cause of action asserted, control and inure to the benefit of such affiliates as if they were direct signatories hereto.

ARTICLE 17. OWNERSHIP OF DRAWINGS/KNOW HOW

Drawings, know-how and specifications prepared by ENGINEER GROUP pursuant to this Agreement (but specifically excluding ENGINEER GROUP'S pre-existing know how) shall become the undisputed and exclusive property of TRANSACT. Without limiting the generality of the foregoing ownership of the drawings, know-how and specifications will include:

a.) The entire continuous feed [redacted] reactor design and any associated intellectual property;
b.) The entire continuous feed [redacted] reactor process;
c.) The entire association and connectivity the continuous feed [redacted] reactor has with the rest of the Z.E.W.O.P.
d.) All variations of the continuous feed [redacted] reactor whether by process volume or feedstock;

TRANSACT agrees to compensate ENGINEER GROUP for any loss of revenue associated with a full release to the Drawings, know-how and specifications as described herein by issuing one hundred and fifty thousand (150,000) common shares of TransAct Energy Corp. upon the successful completion of the Scope of Works.

Further upon ENGINEER GROUP successfully completing the Scope of Works TRANSACT will award ENGINEER GROUP a long term consulting agreement of no-less than two years.

ARTICLE 18. CHANGES

The monthly billing shall be adjusted equitably in reasonable and appropriate amounts to cover increases or decreases in ENGINEER GROUP's costs as a result of any of the following:

(i) Changes or additions are made by TRANSACT in ENGINEER GROUP's Scope of Services (or if services are performed in connection with changes or additions not adopted);

(ii) Basic design conditions are changed or unknown conditions of an unusual nature differing materially from those ordinarily encountered and generally recognized as inherent in the services, are encountered;

(iii) Any part of ENGINEER GROUP's services are delayed or suspended by TRANSACT or delayed by others performing work for TRANSACT or any changes in the conditions under which the services are done are made by TRANSACT.

(iv) Acts of Nature, acts of government, lack of allocations or priorities on TRANSACT-provided materials adequate for efficient and economic scheduling of the work, strikes or other concerted acts of workmen, war, deterioration of the world situation creating abnormal variations in world markets, sabotage, unavailability, substitutions or diversion of labor or materials , unforeseeable severe weather or floods, and other causes beyond ENGINEER GROUP's control and without the fault or negligence of ENGINEER GROUP.

In connection with any such change, addition, or event, ENGINEER GROUP shall promptly submit in writing to TRANSACT the amount by which ENGINEER GROUP proposes that the Lump Sum Price or Schedule of Rates shall be adjusted.

The Lump Sum Price or Schedule of Rates shall only be adjusted if TRANSACT and ENGINEER

GROUP shall thereupon agree in writing as to the adjustment in the Lump Sum Price. The parties agree that, so far as reasonably possible, no additional work shall be performed until the amounts of the adjustments with respect thereto have been mutually agreed upon. In no case, however, shall ENGINEER GROUP perform any such additional or different services until TRANSACT has authorized ENGINEER GROUP in writing to proceed therewith.

ARTICLE 19. LIMIT OF LIABILITY

ANY PROVISION OF THIS CONTRACT TO THE CONTRARY NOTWITHSTANDING, TRANSACT AGREES THAT ENGINEER GROUP'S AGGREGATE LIABILITY OF WHATEVER NATURE ARISING UNDER OR IN CONNECTION WITH EACH WORK ORDER OR THE SERVICES THEREUNDER SHALL IN NO EVENT EXCEED TEN TIMES THE TOTAL AMOUNT OF COMPENSATION RECEIVED BY ENGINEER GROUP UNDER THE APPLICABLE WORK ORDER OR 10 MILLION DOLLARS, WHICHEVER IS THE LESSER AND EXCEPT WHERE ENGINEER GROUP'S FAULT, NEGLIGENCE, STRICT LIABILITY, BREACH OF CONTRACT OR BREACH OF WARRANTY GIVES RISE TO THE LIABILITY, TRANSACT HEREBY RELEASES AND UNDERTAKES TO DEFEND AND INDEMNIFY ENGINEER GROUP FROM AND AGAINST ANY LIABILITY IN EXCESS OF SUCH AMOUNT.

ARTICLE 20. ENTIRETY OF AGREEMENT

This Agreement contains the entire contract, between the parties hereto, and there are no other promises, contracts or warranties affecting it, and all previous contracts and communications relative to the Work are hereof superseded. The headings in this Agreement shall not be, deemed part hereof or taken into consideration in the, interpretations hereof. This Agreement may not be amended except by written instrument signed by both parties.

ARTICLE 21. COPY AUTHORIZATION

TRANSACT authorizes ENGINEER GROUP to reproduce as required all Confidential Information as defined herein provided to ENGINEER GROUP by TRANSACT, solely as needed in the performance of ENGINEER GROUP'S work and Services, notwithstanding any restrictive notices or copyrights contained on or in such information. TRANSACT assumes all responsibility and liability regarding the reproduction of such information by ENGINEER GROUP, provided such reproduction is in the furtherance of ENGINEER GROUP'S work and Services hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the date(s) appearing below, but effective the day and year first above written.

TRANSACT:

TRANSACT ENERGY CORP.

By: ______________________

Name: Roderick BARTLETT.

Title: Pres, CEO.

Date: Aug. 20, 2014.

ENGINEER GROUP:

[redacted] **TECHNOLOGY**

By: ______________________

Name: [redacted]

Title: Director

Date: 14th August 2014

EXHIBIT "A"- Scope of Work

Phase 1 – Design Development

Engineer Group shall undertake to design/build for the proposed Puebla , Mexico, 1000 Tonne MSW processing facility in conjunction with a TRANSACT five hundred and ten (510) metric tonne Zero Emissions Waste Optimization Plant ("ZEWOP"), a series of continuous feed [redacted] reactors which TRANSACT has requested. The reactors will be designed to perform relative to the information and parameters identified in Exhibit "F"

Our services will provide the following:

Kick Off Meeting

The Engineer Group proposes to undertake a structured kick-off meeting / technical workshop to allow the project to be started in an effective manner. The full day session will be used to explore the details of the project, examine work completed to date, and to enable the working methods to be agreed to ensure the Engineer Group best meet TRANSACT's requirements.

In preparation for the meeting, the Engineer Group will submit a pro-forma document, outlining the information it will look to gather on the project to enable it to complete the scope of services outlined in this document. Engineer Group is aware that some of this information will be available and other information will have to be developed by the TRANSACT / ENGINEER GROUP team, along with the other external advisors that TRANSACT employs to assist the development of the project. The workshop and supporting information supplied by TRANSACT will enable ENGINEER GROUP to undertake an analysis of the project to date.

The kick-off meeting will be led by ENGINEER GROUP and would have the following objectives:

(1) to explore the decisions made to date on the reactors by TRANSACT with regard to the scale, fuelling strategy and technology for the project;

(2) to review the site and identify the key factors that are material in determining the appropriate configuration of the project, including but not necessarily limited to:

a) the site areas and arrangement available for the new reactor, including site access, and lay-down areas for the reactor construction phase;

b) likely fuel sources and their security, required for the reactor being considered;

c) waste fuel flexibility and the design implications of processing alternative solid waste streams, such as polymer specific plastic wastes. Back-up input feed-stocks (when the primary source is not available) will also be carefully considered; and

d) TRANSACT's view on project risks.

(3) to explore procurement options available to TRANSACT, bearing in mind the views of the developer, funding partners (if applicable), and the potential plant supply contractors. The discussion on procurement strategy will include an outline of the key advantages and disadvantages of each of the main potential procurement options;

(4) to explore the status and scale of the electrical and any other utility connection to the reactor;

(5) to explore and clarify the arrangements which are in place for the off-take of products; including their storage, shelf-life, quality, and transport;

(6) to explore the background information available for the proposed site.

ENGINEER GROUP will minute the meeting and issue to all parties. This shall be a focused document whose purpose is to communicate to the TRANSACT the headline project requirements, constraints and deliverables.

Design Trials

Utilizing existing batch reactors at our facility we will take samples of refuse derived feedstock (RDF) similar to that which we expect to encounter in most modern municipalities and run it through small scale trials to establish the process parameter limits for successful RDF Pyrolysis. This will involve a series of batch trials from which broad [redacted] process and materials handling parameters can be estimated. Specific information required by this stage is the following:

(1) [redacted] and mains power requirements;
(2) [redacted] Generator Cooling water requirements;
(3) Power density and time process methodology;
(4) Material flow properties at various temperatures [redacted]

Preliminary Beta Design

From the information gathered from the design trials we will undertake to design a small scale (50kg/hr) continuous feed reactor.

a.) This will involve [redacted], mechanical and materials handling design.

b.) The design will be capable of emulating all three unique [redacted] zones including, temperature, pressure and oxygen replacement (with [redacted] and any required additive streams) as described in Exhibit "F".

Build Small Scale Reactor

From the preliminary design stage we will specify an equipment and materials list and fabrication parameters. Engineer Group will obtain quotations based on these specifications from at least three fabricators. We will present the quotations to TRANSACT with our recommendations as to the best candidates/suppliers. With TRANSACT's approval we will then undertake the fabrication of the small scale beta reactor.

Testing of Beta Reactor

The system testing at high powers will allow realistic large scale conceptual solutions for:

(1) materials handling;
(2) volatile extraction;
(3) [redacted] safety choking;
(4) [redacted] control;
(5) gas control;
(6) automation requirements;
(7) hazardous area classification compliance;

(8) temperature control;
(9) power density limits;
(10) Design and specification of the [redacted] to suit the modular design approach, hazardous area classification and automatic control requirements.

Full Scale Reactor Design

From the beta reactor testing information Engineer Group will undertake the detailed engineering design of a [redacted] reactor vessel, inlet and output ports and materials handling system in conjunction with TRANSACT capable of processing [redacted] tonnes per hour of variable refuse derived feedstock.

Layout Development & Elevations

Based on the agreed site and technology, Engineer Group will develop a site layout and elevation drawings for the proposed reactors. To the extent of the information provided by TRANSACT, the geometry of the proposed plant, location and nature of feedstock arrangements, local environmental issues and local sensitive receptors, will all be considered in the development of the drawings for the new reactors.

The Engineer Group will prepare the following preliminary drawings:

a) Reactor fit within the Site Overall Layout Drawing (x1); and
b) Equipment Location Layout and Elevations (x10).

The layout development will consider the other proposed plant equipment layout and storage and delivery infrastructure.

Engineer Group will develop an outline reactor layout in plan showing details of the new reactors and provide in both hard copy and in electronic form (Dwg, PDF and jpeg files, where appropriate).

Electrical Single Line Diagram

Engineer Group shall prepare the single line diagrams for the proposed reactor, including calculations and schedules sufficient to provide concept design information for the electrical and control aspects of the reactor. Engineer Group shall use its experience and background knowledge to generate a "generic" load/drive schedule which would lead to identification of which loads and drives need to be supplied from Motor Control Centre's (MCCs) or switchboards located around the new reactor. The distribution of the loads and drives would then enable a reasonable estimation of the number and size of the MCCs and switchboards and the associated switch/MCC rooms so that they can be considered as part of the layout drawings.

Engineer Group propose to work through the details of the concept design, calculating the likely motor, sizes, load, transformer sizing, and also look at the likely physical sizing of the equipment. The Single Line Diagrams (SLDs) will be produced at a conceptual level, for development in the later stages of the reactors.

Process and Instrumentation Diagrams

Engineer Group will work with TRANSACT to develop the Process and Instrumentation Diagrams (P&IDs) and Control System Block Diagram for the reactors.

Engineer Group proposes to approach the development of the diagrams as follows:

(1) Gather the information on the reactor system from TRANSACT;

(2) Develop the P&IDs; and

(3) Review with TRANSACT.

Engineer Group will develop P&IDs and Block Diagrams and provide in both hard copy and in electronic form (Dwg, PDF and jpeg files).

Financial Assessment of the Project

Engineer Group has seen bid prices for numerous [redacted] projects (both EPC and multiple contract procurement); a number of which have been followed through to construction and commissioning. This has enabled the team to build up an extensive data base of reactor costing, which we use to inform our estimates for new reactors.

In conjunction with TRANSACT, Engineer Group will develop cost estimates and provide the following:

(1) Capital Costs:

A headline capital cost estimate for the reactors. The cost estimate shall be based on the initial design developed as part of this project.

Our estimates shall include equipment, engineering, and construction costs only.

(2) Operating Costs:

a) ENGINEER GROUP will provide assistance in the development of estimated operating costs for the proposed reactors, based on our experience and understanding of similarly scaled reactors we have developed or been made aware of.

Reactor Engineering Design Report Structure

ENGINEER GROUP will issue a report, outlining all of the work undertaken on the reactor study, our recommendations and reasoning applied to make key design decisions. The report will comprise of the following sections:

Executive Summary	Setting out the key recommendations for the reactor.
Introduction	This will set out the background and objectives of reactor study along with a short summary of the tasks undertaken.
Conclusions	In this section we shall pull together the findings from each of the report sections to present a coherent summary of the findings of the study.
Recommendations	We shall present our recommendations to the client for the development of the [redacted] tonne reactors with an explanation as to our reasoning and the findings that have led to the recommended option and next steps.
Technical Review	A concise technical assessment of the reactor, including: (1) a technical description of the proposed reactor; (2) a description of the proposed reactor layout; (3) a proposed equipment list based on (1) and (2) above (4) a review of requirements for site infrastructure, utility connections, power connections;

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(5) key planning, permitting and environmental considerations;
(6) a high level review of the likely operations and maintenance regimes and staffing requirements;
(7) a review of the development and construction programme identifying key milestones; and
(8) an initial risk register summarising the key technical risks associated with the reactor project.

ENGINEER GROUP propose that we will issue the report as a first draft, after which we shall meet with TRANSACT and present our report and recommendations. A final version will then be issued incorporating any agreed modifications that arise from the TRANSACT's review and the discussions at the presentation.

[redacted] Tonne Per Hour Reactor Build Out

Engineering Group will source and order on a three bid system, based on the signed off Reactor Engineering Design Report, in conjunction with TRANSACT all of the components required to assemble the first of [redacted] tonne per hour reactors to be installed in two Z.E.W.O.P. in Puebla, MX and:

(1) cause the same to be delivered and constructed into a single working reactor,

(2) Test the [redacted] tonne reactor at high power to validate/establish maximum power densities, [redacted] containment, [redacted] matching strategies and system performance for minor product variations.

(3) Run the system continuously for ___ hours ("Run In Period") performing analytical tests to evaluate the reactors performance;

(4) After the run in period shut the reactor down and examine the reactor for any abnormal deterioration of the physical or mechanical structure;

(5) Provided the Engineer Group and TRANSACT are satisfied the reactor can perform as required on a long term basis with a prescribed maintenance schedule then the components and materials to assemble the additional [redacted] reactors will be ordered for delivery to the 1st Puebla Z.E.W.O.P.

Phase 2 – Operation

Reliability and Performance Testing

It is assumed that the reactors will undergo a sixty day reliability test along with the rest of the plant at the end of which the performance guarantee testing will be carried out. An overall period of 90 days has been allowed for the reliability and performance testing.

Engineer Group will carry out weekly checks during the reliability test and will provide full time attendance during the performance testing period.

It is assumed that all tests will be passed first time within the programme. We have not included for attendance or assessment of repeat tests.

Engineer Group will agree the detailed procedures for the reliability and Performance Tests with TRANSACT. TRANSACT will also witness the tests and review the report prepared by Engineer Group.

At the conclusion of the Reliability and Performance Tests, the reactors will be shut down for an inspection. Subject to suitable access, TRANSACT will cause an inspection to determine whether any damage has occurred during the Tests. In the unusual event that damage is discovered, TRANSACT will instruct the Engineer Group to investigate the cause and remedy the fault, including any design change that might be required.

On completion of the tests, submission of an acceptable performance test report and the subsequent inspection to the satisfaction of TRANSACT, the Engineer Group will issue a Performance Test certificate. Schedules of outstanding, incomplete or unsatisfactory work will be attached to this certificate together with a programme for their completion. The certificate will also state the level of liquidated damages for performance (if any) to be deducted from the Contract Price.

Availability Test

It is assumed that there will be a twelve month availability test leading to acceptance of the reactors and discharge of liabilities for liquidated damages under the construction contract.

Engineer Group will check that there are adequate procedures in place for the conduct of the Availability Test and that TRANSACT's staff fully understand the nature of the records that they will need to keep. Engineer Group will visit the Plant at quarterly intervals to check on progress of the Availability Test and on the extent of defects reported to the Engineer Group by TRANSACT. At the conclusion of the Availability Test, Engineer Group will assess the results and determine whether the Availability Guarantees have been achieved. To the extent of any shortfall, TRANSACT will assess any liquidated damages payable.

Defects Liability Period Monitoring

TRANSACT will continue to perform certain monitoring and supervisory tasks post Take-Over, including:

- quarterly assessment over the two-year Defects Liability period;
- issue of Final Certificate at conclusion of two-year Defects Liability period with an attached Schedule of outstanding works and residual warranty obligations;
- final assessment and report at conclusion of the Latent Defects Liability period (assuming that there is an extended Defects Liability Period for the reactor works).

TRANSACT will be responsible for maintaining a detailed O&M records including:

- during the two year Defects Liability period, TRANSACT will maintain a record of all warranty claims and responses from suppliers as well as an operating log recording all shut-downs, their duration, cause and actions taken.

- TRANSACT will ensure that an electronic record is kept of all reactor operating conditions logged by the instrumentation and control system.

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EXHIBIT "B"- Deliverables

Phase 1: Design Development Deliverables

No.	Deliverable	Comments
1.	Pro-forma document, outlining the information Engineer Group will gather on the project	
2.	Minutes of Kick-Off Meeting a focused document whose purpose is to communicate to TRANSACT the headline project requirements, constraints and deliverables	
3.	Design Trial Results (1) [redacted] and mains power requirements;(2) [redacted] requirements;(3) Power density and time process methodology;(4)Material flow properties at various temperatures ([redacted] C)	
4.	Beta Design: Preliminary Beta Design: engineered drawings of proposed 50kg per hour continuous feed reactor	
5.	Beta Build: working 50 kg per hour continuous feed [redacted] reactor	
6.	Design [redacted] Tonne Reactor: Preliminary layout and elevation drawings: a) Reactor Layout Drawing (x1); b) Equipment Location Layout and Elevations (x10).c) Initial equipment list	To be provided in .dwg, .pdf and .jpeg formats. To include.
7.	Design [redacted] Tonne Reactor: single line diagrams for the proposed reactor, including calculations and schedules sufficient to provide concept design information for the electrical and control aspects of the reactor.	Will be produced at a conceptual level
8.	Design [redacted] Tonne Reactor: Process and Instrumentation Diagrams & Control System Block Diagram (x20 in Total)	
9.	Design [redacted] Tonne Reactor: Engineering Design Report	Outlining all of the work undertaken on the reactor study, our recommendations and reasoning applied to make key design decisions
10.	Build single [redacted] Tonne Reactor : procure and construct at Puebla plant one of three continuous feed [redacted] reactors	Obtain any required permits specific to [redacted] reactors
11.	Test the single [redacted] Tonne Reactor: make required design, material and component changes through testing cycle.	

12.	Build/Install other two [redacted] tonne Reactor: final testing through to certification.	

EXHIBIT "C"- Fee Schedule

Phase 1 – Design Development

Our fee proposal for the delivery of the scope of services outlined for Phase 1 is broken down in the table below. The fees are inclusive of all foreseen travel and disbursements costs.
Our costs are provided on the basis that 2 project meetings (kick off and review) are held at [redacted] offices in Australia.

Task	Budget Fee
Kick Off Meeting and Project Planning/resource scheduling	$14K
Design Trials(small scale batch trials)	$64K
Beta Design(small scale continuous reactor design)	$28K
Beta Testing(build and test small scale reactor)	$69K
Layout Development & Elevations	$28K
Electrical Single Line & PID Diagram	$48K
Financial Budget for Reactor	$7K
Full scale reactor design	$66K
Reactor Design Report	$14K
Reactor Tendering	$7K
1st stage Reactor Construction/Assembly Supervision	$7K
Reactor Testing/Adjustments	$104K
Design and Specification [redacted] and associated devices	$21K
Generator and device tendering	$14K
Travel and out of pocket expenses	$21K
Sub-Total	**$512K**

Phase 2 – Operation

To be agreed following the completion of Phase 1.

Reimbursable Elements

Additional services will be provided as required, either on a firm price quoted for a fixed scope of service or, where the precise scope and duration cannot be defined, on a time and disbursements basis in accordance with the following minimum hourly rates or such other rates as may be agreed with the Client:

- Director — $0
- Senior Engineer — $250/hr
- Consultant — $0
- Planning Specialist — $0
- Project Engineer — $200/hr
- Trainee Engineer — $160/hr
- Design Technician with CAE tools — $160/hr

Other Services and Expenditure:

- Contract Staff — Cost + 10%
- Bought in services (e.g. analysis, measurement, testing) — Cost + 10%
- Mileage — 54 c/km
- Subsistence, fares and accommodation — at cost

No additional costs will be incurred without the express agreement of the Client confirmed in writing.

EXHIBIT "D"- Programme

The following program was included in the RfP and has been used as the basis for the fees proposed:

Task	Duration
Working Drawings	6 months from Award
Single Reactor Sign Off	4 months from Drawings
Plant Opening	2 months from Single Reactor Sign Off

This will be subject to discussions with the EPC Contractor selected to construct the plant and may form part of the contractor procurement tendering process.

EXHIBIT "E"- TRANSACT REQUIREMENTS

In order for Engineer Group to perform the services described in this proposal, it will be necessary for TRANASCT to ensure that:

(1) Appointment of a single person within TRANASCT's organization who will be responsible for liaison with the Engineer Group project manager;

(2) There is full co-operation of the client and their support teams in providing Engineer Group promptly with information reasonably requested and for disclosing relevant project information (all such information which is not in the public domain to be treated as confidential by Engineer Group);

(3) Cooperation and assistance in setting up meetings and site visits;

(4) Cooperation with Engineer Group in dealing with any circumstances that arise during the work which could adversely affect the outcome;

(5) provision of all relevant site data and ground investigation reports;

(6) identification of all points of connection of the facility to external infrastructure and agencies;

(7) response within five working days to reasonable requests by the Engineer Group Project Manager for information or decisions;

(8) ensuring that TRANASCT responses to questions or reasonable requests for information are provided in accordance with the terms of the construction contract;

(9) provision of site facilities for the Project Manager's team including secure office with desk, telephones, high-speed computer modem line (broadband) and scanner, secretarial support, filing cabinets, meeting facilities, access to site amenities, car parking space, etc.; (Note that the provision of these facilities would normally be included in the specification of the site establishment within the construction contract. The secretarial support would be provided by TRANASCT or, if by Engineer Group , at cost plus 15%);

(10) commissioning of any specialist investigations recommended by the Project Manager in order to protect or reinforce TRANASCT's position with respect to the Construction Contract;

(11) payment of third party fees for approvals, specialist investigations, laboratory sampling and testing where required under the Construction Contract to the extent that such fees are not the responsibility of the Contractor;

(12) participation in design reviews and hazard studies;

(13) provision of adequately qualified and experienced operating and maintenance staff at the appropriate stage in the construction programme to facilitate training, participation in commissioning and commencement of operations;

(14) provision of suitable fuel in the quantities and at the time required by the General Contractor for the purposes of commissioning and testing the plant;

(15) operation of the plant in accordance with the General Contractor's instructions during the periods of test;

(16) ensuring that plant personnel keep all of the operation and maintenance records defined by the Project Manager throughout the periods of testing, defects liability and extended warranty obligations to enable the Project Manager to enforce the post Take-Over obligations under the construction contract;

(17) fulfilment in good time of all Purchaser's obligations under the construction contract.

EXHIBIT "F"- REACTOR PARAMETERS

The Z.E.W.O.P. universal & scalable continuous feed [redacted] reactor design for Puebla, MX has to be able to process [redacted]510 tonnes of municipal solid waste (MSW) daily (24 hours), coming in at [redacted], that has had all in-organics (98%) and all water (100%) removed. For the optimum process efficiency and flexibility we believe each reactor line should have [redacted] tonne daily capacity. These lines should be [redacted] to accomplish greater waste management capacities i.e. [redacted] and so on.

The expected process reactions from the reactors are attached as separate spread sheets.

[redacted]

[redacted]

[redacted]

[redacted]

[redacted]

[redacted]

[redacted]

ZEWOP Reactor Specifications

[redacted]

[redacted]

[redacted]

[redacted]

[redacted]

[redacted]

[redacted]

[redacted]